Exhibit 10.3
August 12, 2010
Mr. Murray S. Kessler
Dear Murray:
I am pleased to confirm the terms of your employment with Lorillard, Inc. (the “Company”).
1.	“Effective Date”. September 13, 2010.

2.	Positions. On the Effective Date, you will begin to serve as Chief Executive Officer and President of the Company. In that capacity, you will report directly to the Board of Directors of the Company (the “Board”) and have all of the customary authorities, duties and responsibilities that accompany these positions, including engaging in appropriate philanthropic and civic activities in the Greensboro, North Carolina area as a representative of the Company . You will be initially appointed to the Board as of the Effective Date and will thereafter be nominated for election to the Board. You will be appointed Chairman of the Board on January 1, 2011.

3.	Location. You will be required to perform your duties at the Company’s headquarters in Greensboro, North Carolina (and such travel to other locations as business requires) and will maintain a residence in Greensboro, North Carolina during the term of your employment.

4.	Annual Base Salary. Your annual base salary will be $1,200,000 per year, payable at the times consistent with the Company’s general policies regarding compensation of executives.

5.	Signing Bonus. You will be entitled to a $1 million cash signing bonus payable within 30 days of the Effective Date, subject to repayment (i.e., “clawback”) on a pro-rata basis in the event that your employment ceases (other than (i) a severance qualifying termination under the Senior Executive Severance Pay Plan, as in effect from time to time (the “Severance Plan”) or (ii) if your employment ceases due to your death or Disability (as defined in the Severance Plan)) prior to the second anniversary of the Effective Date based on the portion of the two-year period elapsed from the Effective Date through the date of the termination of your employment.

Mr. Murray Kessler
August 12, 2010

6.	Annual Target Bonus Opportunity.
•	2010 and 2011 Fiscal Years. With respect to the Company’s 2010 and 2011 fiscal years, you will be eligible to be awarded an annual bonus based on a target bonus opportunity of $1.8 million, with the actual bonus (if any) to be determined by the Compensation Committee of the Board (the “Committee”) based on the achievement of pre-established performance goals and the terms of the Company’s annual incentive plan as in effect from time to time; provided that the actual bonus for the 2010 fiscal year will be pro-rated for the portion of the fiscal year beginning on the Effective Date and ending December 31, 2010.

•	Post-2011 Fiscal Years. With respect to the Company’s 2012 fiscal year and each fiscal year thereafter during which you remain employed by the Company, you will be eligible to be awarded an annual bonus based on a annual target bonus opportunity and with such other terms and conditions, including, without limitation, the achievement of performance goals, as are established by the Committee consistent with its then applicable policies.
7.	Long-Term Incentive Award.
•	2010 Fiscal Year. With respect to the Company’s 2010 fiscal year, your target annual long-term incentive opportunity will be $5 million (based on the grant date expected value of such awards as reasonably estimated by the Committee, consistent with the methodology applicable to Peer Executives) pro-rated for the portion of the 2010 fiscal year beginning on the Effective Date and ending December 31, 2010 (the “2010 LTI Award”).
•	One-third (based on value) of the 2010 LTI Award will be in the form of stock options to acquire shares of Company common stock to be granted in four equal installments on each of the following dates: on or about the Effective Date, December 31, 2010, March 31, 2011 and June 30, 2011, at an exercise price equal to the closing price of a share of Company common stock on the date of grant (the “2010 LTI Options”). Each tranche of the 2010 LTI Options will (i) vest in four equal annual installments on each of the first, second, third and fourth anniversaries of the Effective Date, subject to your continued employment on such dates, (ii) expire no later than ten years from the Effective Date, (iii) be subject to the terms of the Company’s applicable equity incentive plan, and (iv) otherwise have the same terms and conditions as those applicable to the 2010 fiscal year stock options awarded to other senior executives of the Company (“Peer Executives”) in February 2010.

•	Two-thirds (based on value) of the 2010 LTI Award will be in the form of restricted Company common stock to be granted on or about the Effective Date (the “2010 LTI Restricted Stock”). The 2010 LTI Restricted Stock will (i) vest in full in a single installment on the third anniversary of the Effective Date, subject to your continued employment through such date, (ii) be subject to the terms of the Company’s applicable equity incentive plan, and (iii) otherwise have the same terms and conditions as those applicable to the 2010 fiscal year restricted stock awards granted to Peer Executives in February 2010.

Mr. Murray Kessler
August 12, 2010

•	2011 Fiscal Year. With respect to the Company’s 2011 fiscal year, you will be eligible to be awarded a long-term incentive award based on a target annual long-term incentive opportunity of $5 million (based on the grant date expected value of such awards as reasonably estimated by the Committee, consistent with the methodology applicable to Peer Executives), with the actual award (if any) to be determined by the Committee. Any such awards granted to you will have terms and conditions as determined by the Committee, subject to the terms of the Company’s applicable equity incentive plan and generally consistent with those applicable to Peer Executives, including, without limitation, the achievement of performance goals.

•	Post-2011 Fiscal Years. Beginning with the 2012 fiscal year of the Company and each fiscal year thereafter during which you remain employed by the Company and the Company maintains a long-term incentive plan, you will be eligible to be awarded a long-term incentive award in amounts (if any) and with terms and conditions determined by the Committee, subject to the terms of the Company’s equity incentive plans (or other long-term incentive program) as in effect from time to time and with terms and conditions generally consistent with those applicable to Peer Executives, including, without limitation, the achievement of performance goals.
8.	Severance Protection Prior to a Change in Control. You will be eligible to participate in the Severance Plan with respect to any qualifying termination under the Severance Plan prior to a “Change in Control” (as defined in the Form of Severance Agreement currently in place for Peer Executives (the “Executive Severance Agreement”)).

9.	Change in Control Severance Protection. Promptly following the Effective Date, you and the Company will enter into an Executive Severance Agreement that provides you with change in control severance protection with a three times severance multiple, which agreement will be substantially in the form attached hereto as Exhibit A, other than with respect to the excise tax gross-up protection relating to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), provided in Section 6.2 of the Executive Severance Agreement (the “280G Gross-Up”). The 280G Gross-Up provision set forth in Section 6.2 of the Executive Severance Agreement will be replaced with a

Mr. Murray Kessler
August 12, 2010

“better of net-after-tax or cutback” provision, which generally will provide (in a manner consistent with the application of Section 280G of the Code) that “parachute payments” will be reduced to less than three times your “base amount” (such terms having the meanings under Sections 280G(b)(2) and (3) of the Code) if such a reduction would place you in a better after-tax financial position than your financial position if you received all such payments and paid all applicable taxes, including any excise tax under Section 4999 of the Code. Such other modifications to the Executive Severance Agreement will be made as are necessary to effectuate the elimination of the 280G Gross-Up and the implementation of the better of net-after-tax or cutback provision. The treatment of outstanding equity awards upon a change in control of the Company will be consistent with the terms applicable to other Peer Executives.

10.	Benefits; Reimbursements. You will be entitled to employee and fringe benefits on the same basis as those provided from time to time to Peer Executives. In connection with your joining the Company, the Company will promptly pay the reasonable and documented legal fees, not to exceed $50,000, incurred in connection with the negotiation and documentation of the employment arrangements with the Company. The Company will also reimburse you for reasonable and documented moving expenses from your current residence to Greensboro, North Carolina, consistent with the terms of the Company’s relocation practices, including a temporary housing allowance for up to four months following the Effective Date.

11.	Company Policies. You will be subject to all policies of the Company, including, without limitation, the stock ownership guidelines and the incentive compensation clawback policy applicable to executives of the Company, as each policy is amended from time to time.

12.	Restrictive Covenants.
•	Confidentiality. You agree not to disclose, either while employed by the Company or at any time thereafter, to any person not employed by the Company, any confidential information of the Company obtained by you while in the employ of the Company, including, without limitation, information relating to any of the Company’s or its subsidiaries’, and affiliates’ (within the meaning of Rule 501 of the Securities Act of 1933) (the “Affiliated Entities”), inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, client relationships, marketing strategies or trade secrets; provided, however, that this provision will not preclude you from the use or disclosure of information generally known or available in the marketplace through no fault of you or from disclosure required by law or court order or to enforce your rights in any litigation, mediation or arbitration involving this letter or any other agreement between you or among you and the Company or its Affiliated Entities, or to perform your duties to the Company. Your obligations hereunder will be in addition to, and not in limitation of, any obligations or duties imposed upon you by law.

Mr. Murray Kessler
August 12, 2010

•	Non-Competition Covenant. You agree that while employed by the Company and at all times during the three-year period following your termination of employment for any reason (the “Restricted Period”) you will not, directly or indirectly, (i) be employed by, engaged as a consultant, director or advisor for or provide any services or assistance in any capacity to any company or other entity, firm or organization that researches, develops, manufactures, provides, sells or markets products or services that compete or will compete with the products and/or services manufactured, marketed, sold or being researched or developed by the Company or its Affiliated Entities as of the date of your termination (a “Competitor”) or (ii) organize, establish or operate as a Competitor.

•	Non-Solicitation of Customers. You acknowledge and agree that during the Restricted Period you will not, directly or indirectly, solicit, induce or persuade or attempt to solicit, induce or persuade any customer, client, supplier, licensee or other business relation (in each case, whether former, current or prospective) of the Company or any of its Affiliated Entities to cease doing business with the Company or such Affiliated Entity, or in any way interfere with the relationship between any such customer, client, investor, supplier, licensee or business relation, on the one hand, and the Company or any Affiliated Entity, on the other hand.

•	Non-Solicitation/No Hire of Employees. You acknowledge and agree that, without the Company’s written consent, during the Restricted Period you will not, directly or indirectly, solicit, induce or persuade or attempt to solicit, induce or persuade any individual who is, on the date of your termination (or was, during the six-month period prior to the date of your termination), employed by or providing services to the Company or the Affiliated Entities to terminate or refrain from renewing or extending such employment or services, or to become employed by or become a consultant to any other individual, entity, firm or organization other than the Company or the Affiliated Entities. In addition, during the Restricted Period, you will not, without the Company’s written consent, directly or with knowledge indirectly, hire any person who is or who was, within the six-month period preceding such activity, an employee of the Company or its Affiliated Entities; provided, however, that you will be deemed to have knowledge with respect to the hiring of any such individual at the level of vice president or above.

•	Enforcement; Remedies. You understand that the provisions of this paragraph 12 may limit your ability to earn a livelihood in a business similar to the business of the Company, but you nevertheless agree that such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, are reasonable limitations as to scope and duration and are not unduly burdensome to you. You further agree that the Company would be irreparably harmed by any actual or threatened breach of the covenants in this paragraph 12 and that, in addition to any other remedies at law including money damages, the Company will be

Mr. Murray Kessler
August 12, 2010

entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of this letter in any court which may have competent jurisdiction over the matter in dispute. With respect to any provision of this paragraph 12 finally determined by a court of competent jurisdiction to be unenforceable, you hereby agree that a court shall have jurisdiction to reform such provisions, including the duration or scope of such provisions, as the case may be, so that they are enforceable to the maximum extent permitted by law. If any of the covenants of this paragraph 12 are determined to be wholly or partially unenforceable in any jurisdiction, such determination will not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.
13.	Representations. You acknowledge and warrant that you are currently free to commence employment with the Company pursuant to the terms of this letter and, you are not restricted in any way, including by way of restrictive covenants with prior employers, from fulfilling all of the duties set forth in this letter.

14.	Miscellaneous.
•	Entire Agreement; Amendment. This letter shall supersede any other agreement or understanding, written or oral, with respect to the matters covered herein. This letter may not be amended or modified otherwise than in writing signed by the parties hereto.

•	Severability. The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of any other provision of this letter, and this letter will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

•	Governing Law. This letter will be governed by, and construed under and in accordance with, the internal laws of the State of North Carolina, without reference to rules relating to conflicts of laws.

•	Tax Matters. The Company may withhold from any amounts payable to you such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. To the extent any taxable expense reimbursement or in-kind benefits under paragraph 10 of this letter are subject to Section 409A of the Code, (i) the amount thereof eligible during one calendar year will not affect the amount eligible in any other calendar year; (ii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred; and (iii) the right to any reimbursement or receipt of in-kind benefit will not be subject to liquidation or exchange for another benefit. Each payment under

Mr. Murray Kessler
August 12, 2010

this letter will be treated as a separate payment for purposes of Section 409A of the Code. To the extent not provided in an applicable plan or other agreement in which you are a participant or a party, in the event that you become entitled to a payment of deferred compensation as a result of your separation from service in which you are a specified employee (as provided under Section 409A of the Code), such payment will be postponed to the extent necessary to satisfy Section 409A and any amounts so postponed will be paid in a lump sum six months after such separation from service (or any earlier date of your death).

•	Arbitration. Except with respect to any dispute under or alleged breach of paragraph 12, any dispute or controversy arising under or in connection with this letter will be settled exclusively by confidential arbitration in Greensboro, North Carolina in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company will pay the costs of such arbitration, other than any petitioner’s fee owed by you and your attorneys fees which will be borne by you.

•	Indemnification. On the Effective Date, you will enter into the Company’s form of indemnification agreement applicable to its officers and members of the Board.

•	Inconsistency. In the event of any inconsistency between the terms of this letter that provide for substantive rights respecting compensation and the terms of any plan or agreement of the Company in which you are a participant or a party, this letter will control unless otherwise provided by specific reference to this paragraph in such other plan or agreement.

•	Successors. This letter is personal to you and without the prior written consent of the Company will not be assignable by you. This letter and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs or legatees. This letter and any rights and benefits hereunder will inure to the benefit of and be binding upon the Company and its successors and assigns.

•	Headings. The headings in this letter are for convenience of reference only and do not affect the interpretation of this letter.

•	Counterparts. This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.
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If this letter correctly sets forth our agreement, please return a signed copy of this letter to the Company.
We look forward to your leadership.

Sincerely, LORILLARD, INC.
By:	/s/ Ronald S. Milstein
Ronald S. Milstein
Senior Vice President, Legal and External Affairs, General Counsel and Secretary

Accepted and agreed to this 12th day of August 2010.
/s/ Murray S. Kessler
Murray S. Kessler